Exhibit 4.5

STOCK PURCHASE AGREEMENT
AMONG
FINGERHUT DIRECT MARKETING, INC.,
BAIN CAPITAL VENTURE FUND 2007, L.P.,
BATTERY VENTURES VI, L.P.,
PRUDENTIAL CAPITAL PARTNERS II, L.P.
AND
THE OTHER PURCHASERS NAMED ON SCHEDULE I HERETO
Dated as of May 15, 2008

TABLE OF CONTENTS

1. Authorization of Securities	1
2. Sale and Purchase of the Securities	1
3. Closing; Payment of Purchase Price	1
4. Representations and Warranties of the Purchasers; Register of Securities; Restrictions on Transfer	2
4.1. Organization	2
4.2. Validity	2
4.3. Brokers	2
4.4. Investment Representations and Warranties	2
4.5. Acquisition for Own Account	2
4.6. Ability to Protect Its Own Interests and Bear Economic Risks	2
4.7. Accredited Investor	3
4.8. Access to Information	3
4.9. Restricted Securities	3
4.10. No Public Market	3
5. Representations and Warranties by the Company	3
5.1. Capitalization	3
5.2. Due Issuance and Authorization of Capital Stock	4
5.3. Organization	4
5.4. Consents	5
5.5. Authorization; Enforcement	5
5.6. Issuance of Shares	5
5.7. No Conflicts	5
5.8. Material Contracts	6
5.9. Right of First Refusal; Stockholders Agreement; Voting and Registration Rights	6
5.10. Previous Issuances Exempt	6
5.11. No Integrated Offering	6
5.12. Taxes	7
5.13. Compliance with Laws	7
5.14. Brokers	7
5.15. Related-Party Transactions	7
5.16. Disclosure	8
5.17. Absence of Changes	8
5.18. Historical Financial Statements	9
5.19. Title to Assets	9
5.20. Material Adverse Effect	9
5.21. No Proceedings	10
5.22. No Defaults	10
6. Conditions of Parties’ Obligations	10
6.1. Conditions of the Purchasers’ Obligations	10
6.2. Conditions of the Company’s Obligations	12
6.3. Conditions of Each Party’s Obligations	12
7 Transfer Restrictions; Restrictive Legend	13

8. Registration, Transfer and Substitution of Certificates for Shares	13
8.1. Stock Register; Ownership of Securities	13
8.2. Replacement of Certificates	14
9. Definitions	14
10. Enforcement	16
10.1. Cumulative Remedies	16
10.2. No Implied Waiver	16
11. Miscellaneous	16
11.1. Waivers and Amendments	16
11.2. Notices	17
11.3. Indemnification	18
11.4. No Waivers	18
11.5. Successors and Assigns	18
11.6. Form D	19
11.7. Headings	19
11.8. Governing Law	19
11.9. Expenses	19
11.10. Jurisdiction	20
11.11. Waiver of Jury Trial	20
11.12. Exhibits and Schedules	20
11.13. Counterparts; Effectiveness	20
11.14. Entire Agreement	21
11.15. Severability	21
11.16. Exculpation Among Purchasers	21
11.17. Non-Disclosure	21

LIST OF EXHIBITS

EXHIBIT	A	Form of Amended and Restated Certificate of Incorporation Historical
EXHIBIT	B	Financial Statements
EXHIBIT	C	Form of Opinion of Counsel
EXHIBIT	D	Form of Investor Rights Agreement
EXHIBIT	E	Form of Stockholders Agreement

STOCK PURCHASE AGREEMENT
          This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 15th day of May, 2008 (the “Purchase Date”) by and among Fingerhut Direct Marketing, Inc., a Delaware corporation (the “Company”), Bain Capital Venture Fund 2007, L.P., a Delaware limited partnership (“Bain Capital”), certain entities related to Bain Capital as listed on Schedule I attached hereto, Battery Ventures VI, L.P., a Delaware limited partnership (“Battery Ventures”), certain Affiliates of Battery Ventures listed on Schedule I attached hereto, certain entities related to Prudential Capital Partners II, L.P., a Delaware limited partnership (“Prudential”), as listed on Schedule I attached hereto, and the other purchasers listed on Schedule I (each such purchaser, including Bain Capital, Battery Ventures and Prudential, is referred to herein as a “Purchaser,” and such purchasers collectively are referred to herein as the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 9 hereof.
WITNESSETH
          WHEREAS, the Company desires to issue and to sell to the Purchasers, and the Purchasers desire to purchase from the Company, the shares of Series B Preferred Stock (as hereinafter defined), all in accordance with the terms and provisions of this Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:
     1. Authorization of Securities. The Company has authorized the issuance and sale of up to 750,839,038 shares of its Series B Convertible Preferred Stock, par value $.00001 per share (“Series B Preferred Stock”), which will be convertible into shares of the Company’s common stock, par value $.00001 per share (the “Common Stock”), and which will have the rights, preferences and privileges set forth in the form of Fourth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “Amended and Restated Certificate of Incorporation”). The shares of Common Stock into which the Series B Preferred Stock is convertible are sometimes referred to herein as the “Conversion Shares” and the shares of Series B Preferred Stock and the Conversion Shares are sometimes referred to herein collectively as the “Securities”.
     2. Sale and Purchase of the Securities. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to the Purchasers, and each Purchaser agrees, severally and not jointly, to purchase from the Company, at the Closing (as defined below), the number of shares of Series B Preferred Stock set forth in the column Shares Purchased opposite such Purchaser’s name on Schedule I, for a purchase price per share of $.0745 (the “Purchase Price”), payable in cash.
     3. Closing; Payment of Purchase Price. The closing (the “Closing”) with respect to the transaction contemplated in Section 2 hereof shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts at 10:00 a.m. on May 15, 2008, or at such other time and place as the Company and Purchasers may agree (the “Closing Date”). At the Closing, the Company shall deliver to each Purchaser a certificate representing the Series B Preferred Stock which such Purchaser is purchasing at the Closing, registered in the name of such Purchaser, against delivery to the Company by such Purchaser of a wire transfer in the amount of the Purchase Price therefor.
     4. Representations and Warranties of the Purchasers; Register of Securities:, Restrictions on Transfer. Each Purchaser, severally as to itself and not jointly, represents and warrants to the Company as of the Closing as follows:
          4.1. Organization. In the case of a Purchaser that is an entity, such Purchaser is validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate, limited liability company, or partnership power (as the case may be) and authority to enter into this Agreement and the other Transaction Documents and instruments referred to herein to which it is a party and to consummate the transactions contemplated hereby and thereby.
          4.2. Validity. The execution, delivery and performance of this Agreement, and the other Transaction Documents and instruments referred to herein, in each case to which such Purchaser is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by such Purchaser, and each such agreement constitutes or will constitute a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms.
          4.3. Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. Such Purchaser has not become aware of the sale of Securities from any source other than the Company.
          4.4. Investment Representations and Warranties. Such Purchaser understands that the issuance of the Securities to the Purchasers has not been, and will not be, registered under the Securities Act.
          4.5. Acquisition for Own Account. Such Purchaser is acquiring the Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act.
          4.6. Ability to Protect Its Own Interests and Bear Economic Risks. Such Purchaser, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. Such Purchaser is able to bear the economic risk of an investment in the Securities and is able to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.
          4.7. Accredited Investor. Such Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

          4.8. Access to Information. Such Purchaser has been given access to all Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Securities. The representations of Purchasers contained in this Section 4.8 shall not effect the ability of the Purchasers to rely on the representations and warranties made by the Company pursuant to Section 5 of this Agreement.
          4.9. Restricted Securities.
          (a) Such Purchaser understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances.
          (b) Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available.
          (c) Such Purchaser is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of securities purchased in a private placement.
          4.10. No Public Market. Such Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Securities.
     5. Representations and Warranties by the Company. The Company represents and warrants to each Purchaser as of the Closing as follows:
          5.1. Capitalization.
          (a) As of the date hereof, and after giving effect to the filing of the Amended and Restated Certificate of Incorporation and the Closing, the authorized capital stock of the Company consists of 2,592,550,586 shares of Common Stock, par value $0.00001 per share, and 1,542,577,050 shares of preferred stock (“Preferred Stock”), of which 791,738,012 shares are designated Series A Convertible Preferred Stock, par value $0.00001 per share (“Series A Preferred Stock”) and 750,839,038 shares will be designated Series B Preferred Stock. As of the date hereof, and after giving effect to the filing of the Amended and Restated Certificate of Incorporation and the Closing, there are outstanding 749,995,554 shares of Series A Preferred Stock, 750,839,038 shares of Series B Preferred Stock and 162,245,335 shares of Common Stock. The Company has no other shares of capital stock authorized, issued or outstanding. A capitalization table presenting the capitalization of the Company after giving effect to the filing of the Amended and Restated Certificate of Incorporation and the Closing is set forth on Schedule 5.1(a) hereto.
          (b) As of the date hereof, after giving effect to the transactions contemplated hereby, (i) other than (A) outstanding warrants exercisable for 261,054,348 shares of Common Stock, (B) outstanding warrants exercisable for 41,742,458 shares of Series A Preferred Stock and (C) outstanding options to purchase 33,866,783 shares of Common Stock and, except as set forth in Schedule 5.1(a), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated other than pursuant to the Company’s stock option plan in existence on the date hereof, the details of which are set forth on Schedule 5.1(a) hereto; (ii) there are no agreements or arrangements under which the Company is or may become obligated to register the sale of any of its securities under the Securities Act; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, except as required by the Amended and Restated Certificate of Incorporation; and (iv) except for 8,402,959 shares of Common Stock reserved for issuance under the Company’s 2003 and 2005 Option Plans and 152,312,347 additional supplemental shares of Common Stock reserved for issuance under these or other incentive plans, the Company has not reserved any shares of capital stock for issuance pursuant to any stock option plan or similar arrangement.
          5.2. Due Issuance and Authorization of Capital Stock. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and non-assessable. The sale and delivery of the shares of Series B Preferred Stock to each Purchaser pursuant to the terms hereof and the issuance of the Conversion Shares upon conversion of the shares of Series B Preferred Stock will vest in the holder thereof legal and valid title to such Securities, free and clear of any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow, equity or other encumbrance (collectively, “Encumbrances”) other than any Encumbrances created by such Purchaser.
          5.3. Organization. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company, (c) has its principal place of business and chief executive office in the State of Minnesota and (d) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted and proposed to be conducted.
          5.4. Consents. Neither the execution, delivery or performance of the Amended and Restated Certificate of Incorporation, this Agreement or the other Transaction Documents by the Company, nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Securities) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than (a) existing security holders of the Company which shall have been obtained; (b) the filings required to comply with the Company’s registration obligations under the Investor Rights Agreement, and (c) the filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware.

          5.5. Authorization; Enforcement. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities). The execution, delivery and performance by the Company of each of the Transaction Documents, the execution and filing of the Amended and Restated Certificate of Incorporation, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. The Company has taken all actions under its certificate of incorporation and its By-laws (the “Charter Documents”) as may be necessary or advisable to provide the Purchasers with the rights hereby contemplated.
          5.6. Issuance of Shares. The Securities have been duly authorized and a sufficient number of shares of authorized but unissued shares of Common Stock have been reserved for issuance upon conversion of the Series B Preferred Stock, and upon such issuance or conversion in accordance with the terms of this Agreement or the Amended and Restated Certificate of Incorporation, as the case may be, all such Securities will be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes and Encumbrances, and will not be subject to preemptive rights or other similar rights of stockholders of the Company that have not been waived, and will not impose personal liability upon the holder thereof.
          5.7. No Conflicts. The execution, delivery and performance of each of the Transaction Documents, the execution and filing of the Amended and Restated Certificate of Incorporation, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Series B Preferred Shares and the Conversion Shares) will not (a) result in a violation of the Charter Documents, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any Subsidiary is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (d) result in the creation of any Encumbrance upon any of their assets. The Company is not in violation of its Charter Documents, and neither the Company nor any of its Subsidiaries is in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any Subsidiary is a party. The business of the Company is not being conducted in violation in any material respect of any law, ordinance or regulation of any Governmental Entity.
          5.8. Material Contracts. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. All such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 5.8).

          5.9. Right of First Refusal; Stockholders Agreement; Voting and Registration Rights. Except with respect to any rights granted to the Purchasers pursuant to the terms of the Amended and Restated Certificate of Incorporation, this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right regarding the Company’s securities. There are no provisions of the Charter Documents, no agreements to which the Company is a party and no agreements by which the Company is bound other than the Amended and Restated Certificate of Incorporation, this Agreement or the other Transaction Documents, which (a) may affect or restrict the voting rights of the Purchasers with respect to the Securities in their capacity as stockholders of the Company, (b) restrict the ability of the Purchasers, or any successor thereto or assignee or transferee thereof, to transfer the Securities, (c) would adversely affect the Company’s or any Purchaser’s right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Documents or the Amended and Restated Certificate of Incorporation and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under Delaware law, or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company in each case.
          5.10. Previous Issuances Exempt. All shares of capital stock and other securities issued by the Company prior to the Closing Date have been issued in transactions exempt from the registration requirements under the Securities Act and all applicable state securities or “blue sky” laws, and in compliance with all applicable corporate laws. The Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the issuance of any shares of capital stock or other securities prior to the Closing Date. The Company has not offered any of its capital stock, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other person in respect thereof, in such a manner as to require registration under the Securities Act.
          5.11. No Integrated Offering. Neither the Company, nor any of its Affiliates or any other person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Securities nor have any of such persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities under the Securities Act or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act. The Company has only offered the Securities to a limited number of Persons that it reasonably believes to be “accredited investors” as that term is defined in Regulation D promulgated under the Securities Act.
          5.12. Taxes. The Company and each of its Subsidiaries have properly filed all federal, foreign, state, local, and other tax returns and reports which are required to be filed, which returns and reports were properly completed and are true and correct in all material respects, and all taxes, interest, and penalties due and owing have been timely paid, except where any failure with respect thereto would not have a Material Adverse Effect. Except as would not be material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, there are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company or any Subsidiary, or claims now pending or matters under discussion with any taxing authority in respect of any tax of the Company or any Subsidiary.
          5.13. Compliance with Laws. The Company and each of its Subsidiaries have, and are in material compliance with the terms of, all franchises, permits, licenses and other rights and privileges necessary to conduct the Company’s present and proposed business and are in compliance with and have not violated, in any material respect, any applicable provisions of any laws, statutes, ordinances or regulations or the terms of any judgments, orders, decrees, injunctions or writs.
          5.14. Brokers. The Company has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Securities and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions. Neither the Company nor any of its affiliates nor any other person acting on its behalf (other than its officers acting in such capacity) has solicited offers for, or offered or sold, the Securities.
          5.15. Related-Party Transactions. Except as set forth on Schedule 5.15 or as described in the notes to the Historical Financial Statements, no employee, officer, director or stockholder of the Company or any Subsidiary or member of his or her immediate family is currently indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such individuals, except for amounts incurred in the ordinary course of business for expense reimbursement and accrued payroll. Except as set forth on Schedule 5.15 or as reflected in the notes to the Historical Financial Statements, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company except that employees, officers, or directors of the Company or any Subsidiary and members of their immediate families may own stock in an amount not to exceed 1% of the outstanding capital stock of publicly traded companies that may compete with the Company. As of the date hereof, except as set forth on Schedule 5.15 or as described in the notes to Historical Financial Statements, no employee, director, officer or stockholder of the Company or any Subsidiary and no member of the immediate family of any such employee, officer, director or stockholder is directly or indirectly interested in any contract with the Company or any Subsidiary.
          5.16. Disclosure. (i) No representation or warranty by the Company contained in this Agreement, (ii) no representation, warranty or statement by the Company contained in any certificate or schedule furnished at the Closing to the Purchasers pursuant to this Agreement, and (iii) no other statement made by the Company to the Purchasers in this Agreement, including the Schedules hereto and any certificates delivered hereunder, contains any untrue statement by the Company of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading. All information relating to or concerning the Company and the Subsidiaries, set forth in this Agreement, including, without limitation, in the Schedules hereto and any certificates delivered hereunder, is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. Except for those matters that have been disclosed to the Purchasers, to the Company’s knowledge after reasonable investigation, there are no facts in existence as of the date of this Agreement related to the Company’s business which have had or are reasonably likely to have a Material Adverse Effect and which, if learned by the Purchasers, might reasonably be expected to materially diminish the Purchasers’ evaluation of the worth or profitability of the technology or the business or which, if learned by the Purchasers, might reasonably be expected to deter the Purchasers from completing the transactions contemplated by this Agreement on the terms of this Agreement; provided, however, that the foregoing shall not apply to general economic conditions and matters generally affecting the markets in which the Company conducts its business.
          5.17. Absence of Changes. Except (i) in each case with respect to events which have been disclosed to the Purchasers, (ii) transactions in the ordinary course of business, or (iii) such events occurring on the Closing Date, since February 1, 2008, the Company has operated its business in the ordinary course of business, and without limiting the generality of the foregoing, there has not been, to the knowledge of the Chief Executive Officer or General Counsel of the Company:
          (1) any Material Adverse Effect or any event or events that individually or in the aggregate would have a Material Adverse Effect;
          (2) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties or assets of the Company or any Subsidiary;
          (4) any sale, assignment or transfer, or any agreement to sell, assign or transfer, any material asset, liability, property, obligation or right of the Company or any Subsidiary to any Person, including, without limitation, the Purchasers and their respective Affiliates; any obligation or liability incurred, or any loans or advances made, by the Company or any Subsidiary to any of its Affiliates, other than expenses allowable in the ordinary course of business of the Company;
          (5) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets;
          (6) any assignment, lease or other transfer or disposition, or any other agreement or arrangement therefor by the Company or any Subsidiary of any property or equipment having a value in excess of $100,000 except in the ordinary course of business;
          (7) any waiver of any material rights or claims of the Company or any Subsidiary;
          (8) any agreement or commitment by the Company or any Subsidiary to do any of the foregoing or any transaction by the Company or any Subsidiary; or

          (9) any lien upon, or adversely affecting, any material property or other assets of the Company or any Subsidiary.
          5.18. Historical Financial Statements. The Company has provided to the Purchasers the financial statements attached as Exhibit B (the “Historical Financial Statements”). The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments. As of the Closing Date, the Company and its Subsidiaries do not have any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.
          5.19. Title to Assets. The Company had, as of the dates specified therein, good and valid title to all of its assets reflected in the Historical Financial Statements referred to in Section 5.18. Schedule 5.19, hereto, correctly sets forth each agreement pursuant to which the Company has granted a lien on its assets as of the Closing Date (after giving effect to the execution, amendment, or termination of certain securitization documents and credit documents at the Closing).
          5.20. Material Adverse Effect. Since April 10, 2008, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect with respect to the Company.
          5.21. No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company before any Governmental Entity seeking to prevent the consummation of any of the transactions contemplated by this Agreement, the Amended and Restated Certificate of Incorporation, or the Transaction Documents or seeking any determination or ruling that would reasonably be expected to have a material and adverse effect on the performance by the Company of its obligations under this Agreement, the Amended and Restated Certificate of Incorporation, or the Transaction Documents.
          5.22. No Defaults. The Company and its Subsidiaries are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its contractual obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect with respect to the Company.
     6. Conditions of Parties’ Obligations.
          6.1. Conditions of the Purchasers’ Obligations. The obligations of each of the Purchasers under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by such Purchaser.
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by the Company pursuant hereto shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.
          (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with it on or before the Closing.
          (c) Amended and Restated Certificate of Incorporation. The Amended and Restated Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Purchasers shall have received confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to them that such filing has occurred.
          (d) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement or the other Transaction Documents, including without limitation the offer and sale of the Securities, as such requirements have been certified in the legal opinion delivered pursuant to Section 6(g)(1) hereof
          (e) Investor Rights Agreement. The Company shall have executed and delivered the Investor Rights Agreement.
          (f) Stockholders Agreement. The Stockholders Agreement shall have been executed and delivered by the Company, Investors and the Common Stockholders (as defined in the Stockholders Agreement).
          (g) Supporting Documents. The Purchasers at the Closing shall have received the following:
          (1) a favorable opinion from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated as of the Closing Date (the form of which opinion will be attached to this Agreement as Exhibit C);
          (2) Copies of resolutions of the Board of Directors of the Company, certified by the Secretary of the Company, authorizing and approving the filing of the Amended and Restated Certificate of Incorporation, the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto;
          (3) Copies of resolutions of the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the filing of the Amended and Restated Certificate of Incorporation and the transactions contemplated thereby and by the Transaction Documents that are subject to stockholder approval; and
          (4) A certificate of incumbency executed by the Secretary of the Company (A) certifying the names, titles and signatures of the officers authorized to execute the documents referred to in subparagraphs (2) and (3) above and (B) further certifying that the Amended and Restated Certificate of Incorporation delivered to the Purchasers at the time of the execution of this Agreement has been validly adopted and has not been amended or modified.
          (h) Consents and Waivers. Except as set forth in Schedule 6.1(h), the Company shall have obtained all consents or waivers necessary to execute and perform its obligations under the Amended and Restated Certificate of Incorporation, this Agreement and the other Transaction Documents, to issue the Series B Preferred Stock and the Conversion Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of the Amended and Restated Certificate of Incorporation, this Agreement, the other Transaction Documents, the Series B Preferred Stock and the Conversion Shares, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.
          (i) Satisfaction of Obligations. Each of the other Purchasers shall have simultaneously complied with their obligations under Section 2 hereof
          (j) Stock Option Plan. The Company has reserved for issuance an aggregate 277,792,731 shares of Common Stock under its equity incentive plans (which includes 152,312,347 supplemental shares that have not yet been ascribed to a specific plan), including, as of the date hereof, 83,210,642 shares outstanding, 33,866,783 shares subject to outstanding options that have not yet been exercised and 160,715,306 shares available for future grants.
          (k) (k) Purchaser Expenses. The Company shall have paid, in accordance with Section 11.9, the expenses of Bain Capital and Battery Ventures, and the fees, expenses and disbursements of Ropes & Gray LLP, as counsel to Bain Capital and Battery Ventures.
          (l) Board of Directors. The size of the Board of Directors of the Company shall have been set at eight (8) directors.
          (m) Material Adverse Change; Market Conditions. (i) The Company shall not have suffered any Material Adverse Effect with respect to its business, financial condition, results of operations, assets, liabilities or prospects; and (ii) there shall have been no material adverse change in general market conditions as determined in the reasonable discretion of Bain Capital and Battery Ventures.
          (n) On the Closing Date, Fingerhut Receivables I, LLC, shall have entered into the Revolving Credit Facility as defined in, and on terms and conditions substantially identical to those set forth in, the Commitment Letter dated April 10, 2008, among the Company, Goldman Sachs Specialty Lending Group, L.P. and Fortress Credit Corp. (the “Credit Facility”).
          (o) Compliance Certificates. The Company shall have delivered to the Purchasers a Compliance Certificate, executed by the President of the Company, dated as of the Closing Date to the effect that the conditions specified in subsections (a) through (f), (h), (j) through (1), (m)(i) and (n) of this Section 6.1 have been satisfied.
     6.2. Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment prior to or on the Closing Date of all of the following conditions, any of which may be waived in whole or in part by the Company.
          (a) Covenants; Representations and Warranties. (i) Each of the Purchasers at the Closing Date shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of each of the Purchasers at the Closing Date contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
          (b) Investor Rights Agreement, Each Purchaser shall have executed and delivered the Investor Rights Agreement.
          (c) Stockholders Agreement. Each Purchaser shall have executed and delivered the Stockholders Agreement.
     6.3. Conditions of Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement, any of the other Transaction Documents or the Amended and Restated Certificate of Incorporation and (b) any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, prohibit or enjoin the transactions contemplated by this Agreement.
     7. Transfer Restrictions; Restrictive Legend. Each Purchaser understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the Securities Act; provided, however, that no transfer by any Purchaser to any of its Affiliates shall require an opinion of counsel; provided, further, that such Affiliate in each case agrees to be subject to the restrictions in this Section 7. It is understood that the certificates evidencing the Securities may bear substantially the following legends:

     “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.”
The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that, or the Company is otherwise satisfied that, the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.
     8. Registration, Transfer and Substitution of Certificates for Shares.
          8.1. Stock Register; Ownership of Securities. The Company will keep at its principal office a register in which the Company will provide for the registration of transfers of the Securities. The Company may treat the Person in whose name any of the Securities are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Securities shall mean the Person in whose name such Securities are at the time registered on such register.
          8.2. Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 8.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Securities of like tenor.
     9. Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings specified for all purposes of this Agreement.
Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 9, shall be construed in accordance with GAAP. If and so long as the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.
          “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; provided, that with respect to Bain Capital, the term Affiliate shall be deemed to include any Person under common management with Bain Capital.
               “Agreement” means this Agreement.

          “Amended and Restated Certificate of Incorporation” has the meaning assigned to it in Section 1 hereof.
          “Bain Capital” has the meaning assigned to it in the introductory paragraph of this Agreement.
          “Battery Ventures” has the meaning assigned to it in the introductory paragraph of this Agreement.
          “Charter Documents” has the meaning assigned to it in Section 5.5 hereof.
          “Closing Date” has the meaning assigned to it in Section 3 hereof. “Common Stock” has the meaning assigned to it in Section 1 hereof
          “Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series B Preferred Stock.
          “Encumbrances” has the meaning assigned to it in Section 5.2 hereof “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “GAAP” means U.S. generally accepted accounting principles consistently applied.
          “Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.
          “Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement in the form attached hereto as Exhibit D.
          “Material Adverse Effect” means any (i) adverse effect on the issuance or validity of the Securities or the transactions contemplated hereby or on the enforceability or validity of the Amended and Restated Certificate of Incorporation or on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents, or (ii) material adverse effect on the prospects or condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company and its Subsidiaries taken as a whole.
          “Material Contract” shall mean any contract or other arrangement to which any member of the Company or its Subsidiaries is a party (other than the Credit Documents or Related Agreements as defined in the Credit Facility) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.
          “Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.
          “Purchase Price” has the meaning assigned it in Section 2 hereof.
          “Purchaser” and “Purchasers” have the meaning assigned to them in the introductory paragraph of this Agreement and shall include any Affiliates of the Purchasers.

          “Schedule” means the Disclosure Schedules of the Company, referred to in, and delivered pursuant to, this Agreement.
          “SEC” means the Securities and Exchange Commission.
          “Securities” has the meaning assigned to it in Section 1 hereof. “Securities Act” or “Act” means the Securities Act of 1933, as amended.
          “Series A Preferred Stock” has the meaning assigned to such term in Section 5.1(a).
          “Series B Preferred Stock” has the meaning assigned to such term in Section 1 hereof “Stockholders Agreement” means the Amended and Restated Stockholders Agreement in the form attached hereto as Exhibit E.
          “Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such person.
          “Transaction Documents” means this Agreement, the Investor Rights Agreement and the Stockholders Agreement.
     10. Enforcement.
          10.1 Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement, any of the other Transaction Documents or the Amended and Restated Certificate of Incorporation or now or hereafter available at law, in equity, by statute or otherwise.
          10.2. No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing between the Company and the Purchasers or any other holder of shares of Series B Preferred Stock and no delay in exercising any such right, power or remedy conferred hereby or by the Amended and Restated Certificate of Incorporation, or by any of the other Transaction Documents or now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.
     11. Miscellaneous.
          11.1. Waivers and Amendments. Upon the approval of the Company and the written consent of the Purchasers holding a majority of the then outstanding Series B Preferred Stock (a) the obligations of the Company and the rights of the Purchasers under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and (b) the Company may enter into a supplementary agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of any supplemental agreement or modifying in any manner the rights and obligations hereunder or thereunder of the Purchasers and/or the Company.

          The foregoing notwithstanding, no such waiver or supplemental agreement shall affect any of the rights of any holder of any Securities created by the Amended and Restated Certificate of Incorporation or by the Delaware General Corporation Law without compliance with all applicable provisions of the Amended and Restated Certificate of Incorporation and the Delaware General Corporation Law.
          Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing.
          11.2. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or by facsimile transmission,
If to Bain Capital:
Bain Capital, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Michael Krupka Facsimile No.: (617) 516-2010
with a copy to:
Ropes & Gray LLP One International Place Boston, MA 02110
Attention: Joel F. Freedman, Esq.
Facsimile No.: (617) 951-7050
If to Battery Ventures:
Battery Ventures
20 William Street, Suite 200 Wellesley, MA 02481
Attention: Michael Brown Facsimile No.: (781) 577-1001
If to Prudential:
Prudential Capital Partners II, L.P. do Prudential Capital Group
Two Prudential Plaza, Suite 5600 180 N. Stetson Avenue
Chicago, IL 60601
Attention: Managing Director
with a copy to:
Prudential Capital Partners II, L.P.
do Prudential Capital Group Two Prudential Plaza, Suite 5600
180 North Stetson Street Chicago, IL 60601-6716
Attention: Robert Scavone

If to the Company:
Fingerhut Direct Marketing, Inc. 6509 Flying Cloud Drive
Eden Prairie, MN 55344
Attention: General Counsel Facsimile No.: (952) 933-9308
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square
New York, NY 10036
Attention: Stacy J. Kanter
Facsimile No.: (917) 777-3497
          or at such other address as the Company or the Purchasers each may specify by written notice to the other parties hereto, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.
          11.3. Indemnification. The Company shall indemnify, save and hold harmless each Purchaser, its directors, officers, employees, partners, representatives and agents from and against (and shall promptly reimburse such indemnified persons for) any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from claims, actions, suits, proceedings or similar claims by any person or entity (other than the Purchasers) associated or relating to the execution, delivery and performance by the Company of this Agreement, any of the other Transaction Documents or the Amended and Restated Certificate of Incorporation or the transactions contemplated hereby or thereby. This indemnification provision shall be in addition to the rights of the Purchaser to bring an action against the Company for breach of any term of this Agreement, the other Transaction Documents or the Amended and Restated Certificate of Incorporation.
          11.4. No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
          11.5. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations under Section 2 hereof without the prior written consent of the Company, except that each Purchaser may, without the prior consent of the Company, assign its rights to purchase the shares of Series B Preferred Stock hereunder to any of its Affiliates. This Agreement shall not inure to the benefit of or be enforceable by any other Person.
          11.6. Form D. The Company will use its reasonable best efforts to file a Form D with the SEC and any state securities regulator with the time and to the extent necessary to ensure the Transaction complies with the technical requirements of Regulation D.
          11.7. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.
          11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          11.9. Expenses. Upon consummation of the purchase of shares of Series B Preferred Stock by the Purchasers pursuant to this Agreement or in the event that the parties hereto elect to terminate this Agreement, the Company agrees to pay, reimburse and hold each of the Purchasers harmless from liability for the payment of all fees and expenses incurred by any of them, respectively, in connection with the preparation and negotiation of the Amended and Restated Certificate of Incorporation and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and the continued involvement of Bain Capital and Battery Ventures with the Company. The fees and expenses of Bain Capital and Battery Ventures may include, without limitation:
          (a) the fees and expenses of counsel and accountants and out of pocket expenses of Bain Capital and Battery Ventures, arising in connection with the preparation, negotiation and execution of the Amended and Restated Certificate of Incorporation and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (an estimate of the fees and expenses of such counsel may be paid by check delivered or wire transfer to such counsel at the Closing by Bain Capital or Battery Ventures, the amount of such check or wire transfer being deducted from the aggregate amount to be paid by such Purchaser at the Closing for the shares of Series B Preferred Stock to be purchased by them hereunder),
          (b) the fees and expenses incurred with respect to any amendments to the Amended and Restated Certificate of Incorporation or the Transaction Documents proposed by the Company (whether or not the same become effective),
          (c) the fees and expenses incurred in connection with any requested waiver of the right of any holder of Securities or the consent of any holder of Securities to contemplated acts of the Company not otherwise permissible by the terms of the Amended and Restated Certificate of Incorporation or the Transaction Documents, stamp and other taxes, excluding income taxes, which may be payable with respect to the execution and delivery of the Amended and Restated Certificate of Incorporation or the

Transaction Documents, or the issuance, delivery or acquisition of the shares of Series B Preferred Stock or upon the conversion of the shares of Series B Preferred Stock, and
          (d) all costs of the Company’s performance and compliance with the Amended and Restated Certificate of Incorporation or the Transaction Documents.
          11.10. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.2 shall be deemed effective service of process on such party.
          11.11. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE INVESTORS AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT NEITHER THE COMPANY NOR THE INVESTORS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE INVESTORS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Purchasers that the provisions of this Section 11.11 constitute a material inducement upon which the Purchasers are relying and will rely in entering into this Agreement. Any Purchaser or the Company may file an original counterpart or a copy of this Section 11.11 with any court as written evidence of the consent of the Purchasers and the Company to the waiver of its right to trial by jury.
          11.12. Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed on any section of the Schedules shall be deemed to be disclosed with respect to any other section of such document, and with respect to any representation, warranty or covenant in this Agreement or the Transaction Documents, to which the applicability of such matter is reasonably apparent based on the information contained in such Schedule.
          11.13. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
          11.14. Entire Agreement. The Amended and Restated Certificate of Incorporation and the Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and such agreements supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof
          11.15. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.
          11.16. Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities.
          11.17. Non-Disclosure. Each Purchaser (other than Prudential) agrees to use the same degree of care as such Purchaser uses to protect its own confidential information to keep confidential any proprietary or other information furnished to such Purchaser that the Company maintains in confidence (so long as such information is not in the public domain), except that such Purchaser may disclose such proprietary or confidential information (i) to any partner (limited or otherwise), subsidiary or parent of such Purchaser for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 11.16, (ii) at such time as the Company voluntarily discloses such information to the public or such information otherwise enters the public domain through no fault of such Purchaser, (iii) that is communicated to it free of any obligation of confidentiality, or (iv) that is developed by Purchaser or its agents independently of and without reference to any confidential information communicated by the Company. Prudential agrees to be bound by the non-disclosure agreements it has made in the Subordinated Note Agreement. Notwithstanding the foregoing, the parties hereto may disclose to any and all persons, without limitation of any kind, the tax treatment and the tax structure of this transaction, and all materials of any kind related to such tax treatment and tax structure.

          IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.

FINGERHUT DIRECT MARKETING, INC.
By:	/s/ Brian Smith
	Name:	Brian Smith
	Title:	President, CEO

THE PURCHASERS
/s/ Brian Smith
Brian Smith

/s/ John Giuliani
John Giuliani

/s/ John Damrow
John Damrow

/s/ Bill Dunlap
Bill Dunlap

/s/ Alice Richter
Alice Richter

BAIN CAPITAL VENTURE FUND 2007, L.P.
By:	Bain Capital Venture Partners, L.P.
its general partner
By:	Bain Capital Investors, LLC
its general partner

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

BCIP VENTURE ASSOCIATES
By:	Bain Capital Investors, LLC
its general partner
By:	Bain Capital Venture Investors, LLC
its Attorney-in-fact

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

BCIP VENTURES ASSOCIATES B
By:	Bain Capital Investors, LLC
its general partner
By:	Bain Capital Investors, LLC
its Attorney in fact

By:	/s/ Michael Krupka
	Name:	Michael Krupka
	Title:	Authorized Person

Brookside Capital Partners Fund, L.P.
By:	Brookside Capital Investors, L.P.
its general partner
By:	Brookside Capital Management, LLC
its general partner

By:	/s/ [ILLEGIBLE]
Name:
Title:
Date:

RGIP, LLC
By:	/s/ [ILLEGIBLE]
Name:
Title:

BATTERY VENTURES VI, L.P
By:	Battery Partners VI, LLC
General Partner

By:	/s/ Morgan Jones
	Name:	Morgan Jones
	Title:	Member Manager

BATTERY INVESTMENT PARTNERS VI, LLC
By:	/s/ Morgan Jones
	Name:	Morgan Jones
	Title:	Member Manager

PRUDENTIAL CAPITAL PARTNERS II, L.P.
By:	Stetson Street Partners, L.P., its general partner

By:	/s/ Dianna D. Carr
Name Dianna D. Carr
	Title:	Vice President

PRUDENTIAL CAPITAL PARTNERS MANAGEMENT FUND II, L.P.
By:	Mulberry Street Holdings, LLC, its general partner

By:	Prudential Investment Management, Inc., its managing member

By:	/s/ Dianna D. Carr
Name Dianna D. Carr
	Title:	Vice President

PRUDENTIAL CAPITAL PARTNERS (PARALLEL FUND) II, L.P.
By:	Stetson Street Partners, L.P., its general
partner

By:	/s/ Dianna D. Carr
Name Dianna D. Carr
	Title:	Vice President

SCHEDULE I

Purchaser	Shares Purchased	Purchase Price
Bain Capital Venture Fund 2007, L.P.	145,218,255	10,817,307.78
BCIP Venture Associates	20,586,298	1,533,473.33
BCIP Venture Associates B	325,131	24,219.01
RGIP, LLC	1,678,076	124,999.88
Brookside Capital Partners Fund, L.P.	167,807,760	12,500,000
Battery Ventures VI, L.P.	322,190,898	24,000,000
Battery Investment Partners VI, LLC	13,424,620	1,000,000
Prudential Capital Partners II, L.P.	57,524,060	4,284,967
Prudential Capital Partners Management Fund II, L.P.	2,683,993	199,931
Prudential Capital Partners (Parallel Fund) II, L.P.	6,915,051	515,102
Brian Smith	6,712,310	500,000
John Damrow	1,342,462	100,000
Bill Dunlap	872,600	65,000
John Giuliani	2,684,924	200,000
Alice Richter	872,600	65,000
Total	750,839,038	55,930,000